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                                                                      EXHIBIT 21



                              LIST OF SUBSIDIARIES

                 COYOTE NETWORK SYSTEMS, INC. AND SUBSIDIARIES
                         SUBSIDIARIES OF THE REGISTRANT

     All significant subsidiaries of the Registrant have been listed. Indentations indicate indirectly owned subsidiaries which are owned by the named subsidiary.

                                                      State of
Subsidiaries of the Registrant                      Incorporation
------------------------------                      -------------

Coyote Communications Services, LLC                   Colorado
Coyote Gateway, LLC                                   Colorado
Coyote Technologies, Inc.                             Nevada
   Coyote Technologies, LLC                           California
INET Interactive Network System, Inc.                 California